Exhibit 99.1


CONTACT:
Charles E. Buchheit, President
Accent Color Sciences, Inc.
(860) 610-4000

FOR IMMEDIATE RELEASE
June 8, 2001


     ACCENT COLOR SCIENCES, INC. TERMINATES REMAINING EMPLOYEES

EAST HARTFORD, Conn., -- Accent Color Sciences, Inc. (OTC Bulletin Board: ACLR) today announced that it has severed its remaining employee base due to lack of adequate funds to continue its operations.

     Charles E. Buchheit, president and chief executive officer, said:

     "It is with regret we find it necessary to suspend operations while we exhaust our remaining opportunities to secure a corporate or private investor."

     "In the nine months since our order rate of transactional printers was suspended, we have transitioned our operations to the new and exciting field of industrial printing. In the past few months, Accent Color has had more sales activity than in anytime during its history. But despite this interest we have been unable to attract either the funds or relationship necessary to sustain our business in the current business environment.

     "We have pursued a variety of solutions to provide us the funds to pay off our debt, continue employment for our employees and provide a payoff to our shareholders. Many possible transactions have been explored, including a promising transaction with a large established company, which failed in mid-May after extensive negotiations because the other party encountered financial difficulties of its own. At this time we have few opportunities still in process."

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release that are forward-looking, including any redirection or restart of the company's business, are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Those risks and uncertainties include, but are not limited to: (i) the need to reach accommodations with the company's creditors and attract new capital in order restart the company's business; (ii) the need to recall key employees in the event of a restart of the company's business who may then have other commitments or otherwise be unwilling to return to the company; (iii) potential difficulties in maintaining existing client relationships and/or attracting new client relationships in the event of a restart of the company's business; and (iv) severe time limitations on the ability of the company to restart its business in view of the foregoing factors and the very limited resources available to the company in pursuing any strategy which might allow for a restart. Further information on factors that could cause actual results to differ from those anticipated is detailed in the Company's annual report on Form 10-K for 1999, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

NOTE: Press releases and other information are available on Accent Color Sciences' World Wide Web site at http://www.accentcolor.com.

                                      -2-